EXHIBIT NO. 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Second Quarter 2008 Results of Operations

(Bassett, Va.) – July 10, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal quarter and 27 week period ended May 31, 2008.

Sales for the quarter ended May 31, 2008 were $74.9 million as compared to $75.4 million for the quarter ended May 26, 2007, a decrease of 1%. The 2008 reported sales were positively impacted by reported revenue of $4.1 million due to a change in the Company’s business practices with respect to freight for the delivery of wholesale furniture to its retail stores. In July of 2007, the Company began invoicing these customers on a fully landed basis such that the dealer invoice price includes the freight charge for delivery. Gross margins for the second quarter of 2008 and 2007 were 39.4% and 31.7%, respectively. Excluding the effects of the above-mentioned business change, the gross margin for 2008 would have been 35.9%. This significant increase over 2007 results from improved margins in both the wholesale and retail segments. Selling, general and administrative expenses increased $0.9 million for the second quarter of 2008 as compared to 2007 primarily due to the acquisition of additional company-owned retail stores, partially offset by lower spending in the wholesale operation. The Company reported a net loss of $(0.4) million, or $(0.03) per share for the quarter ended May 31, 2008, as compared to a net loss of $(2.4) million, or $(0.20) per share, for the quarter ended May 26, 2007.

Sales for the 27 weeks ended May 31, 2008 were $156.5 million as compared to $148.9 million for the 26 weeks ended May 26, 2007, an increase of 5%. The 2008 reported sales were positively impacted by reported revenue of $8.7 million due to a change in the Company’s business practices as described above and an additional week of sales due to its fiscal calendar. Gross margins for the 27 weeks ended May 31, 2008 and 26 weeks ended May 26, 2007 were 39.7% and 31.1%, respectively. Excluding the effects of the above-mentioned business change, the gross margin for 2008 would have been 36.2%. This significant increase over 2007 results from improved margins in both the wholesale and retail segments. Selling, general and administrative expenses increased $2.7 million for the first half of 2008 as compared to 2007 primarily due to additional company-owned retail stores, partially offset by lower spending in the wholesale operation. The Company reported net income of $0.1 million or $0.01 per share for the 27 weeks ended May 31, 2008, as compared to a net loss of $(6.6) million, or $(0.56) per share, for the 26 weeks ended May 26, 2007.

The results for the quarter and 27 weeks ended May 31, 2008 included three unusual pretax items consisting of $1.4 million of legal and other expenses for the proxy contest with Costa Brava Partnership III L.P., a $1.3 million gain associated with the sale of the Company’s airplane and a $0.4 million impairment charge associated with the writeoff of leasehold improvements for a closed store. The loss for the quarter ended May 26, 2007 included unusual pretax charges of $1.9 million associated with lease exit costs for certain closed stores, $1.0 million associated with the writeoff of tenant improvements from the downsizing of the Company’s showroom space and $0.9 million associated with severance from the closure of the wood manufacturing facility in Bassett, Va. In addition, the 26 week period ended May 26, 2007 included a $3.6 million pretax charge recorded in the first quarter of 2007 for the writedown of the plant and equipment for the closing of the Bassett plant. Excluding these unusual items, the results of operations for the quarters ended May 31, 2008 and May 26, 2007 would have basically been breakeven and the net income for the 27 weeks ended May 31, 2008 would have been $0.4 million as compared to a net loss of $(2.0) million for the 26 weeks ended May 26, 2007, respectively. Please refer to the attached schedule which reconciles net income (loss) as reported to net income (loss) as adjusted.

The Bassett Furniture retail store program had 127 stores in operation as of May 31, 2008. For the first six months of 2008, three new stores were opened (two licensee- and one corporate-owned) and six stores were closed (five licensee- and one corporate-owned). Although management will continue to work closely with its licensee stores to ensure the success of both the licensee and Bassett, the Company expects that an additional nine to ten underperforming stores will close during the remainder of 2008.

“The progress that we achieved during the first part of the year slowed as we moved deeper into the second quarter”, said Robert H. Spilman, president and chief executive officer. “Operating results for the quarter improved modestly by $0.6 million excluding unusual items in 2008 and 2007. The weakening of incoming orders from late March through mid-May affected results in the wholesale segment as shipments fell below last year’s levels. Corporate retail gross margins improved significantly and store losses were reduced by 14% for the quarter. While comparable Corporate store sales were flat for the period, written sales for the Memorial Day weekend were significantly stronger than the corresponding results for 2007.

“As previously discussed, we continued the ongoing evaluation of our corporate store portfolio. One store closing event was completed during the quarter and another began in early May and finalized in mid-June. Also, the conversion of two existing stores to the new format and the remodeling of three others began in late May with plans to be ready for Labor Day.

“We remain encouraged by the sales results from our new retail prototype despite the ongoing difficult home furnishings environment. Sales per square foot in the new format continue to noticeably outperform our existing fleet average and we eagerly anticipate the conversion of two more stores later this year. As more stores are converted, we will have a meaningful sample with which we can evaluate the appropriate level of investment to allocate to the Bassett Home Furnishings concept in the future.

“We continue to work diligently with certain of our licensees to help them weather this persistently tough retail climate. This has and will continue to include evaluating sales and design talent, merchandising assortments, advertising spending, and store occupancy costs.”

Wholesale Segment

Net sales for the wholesale segment were $62.0 million for the second quarter of 2008 as compared to $63.4 million for the second quarter of 2007, a decrease of 2%. The 2008 reported sales were positively impacted by reported revenue of $4.1 million due to a change in the Company’s invoicing practices as described above. Approximately 54% of wholesale shipments during the second quarter of 2008 were imported products compared to 44% for second quarter of 2007. Gross margins for the wholesale segment were 29.2% for the second quarter of 2008 as compared to 22.4% for the second quarter of 2007. Excluding the effects of the invoicing change described above, gross margins for the second quarter of 2008 would have been 24.2%, a 1.8 percentage point increase over 2007. This increase is primarily due to an improved product mix associated with increased imported products which carry a higher margin and the significant wind down costs incurred in 2007 related to the closing of the Bassett plant.

Net sales for the wholesale segment were $131.3 million for the 27 weeks ended May 31, 2008 as compared to $125.7 million for the 26 weeks ended May 26, 2007, an increase of 4%. The 2008 reported sales were positively impacted by reported revenue of $8.7 million due to a change in the Company’s invoicing practices as described above. Gross margins for the wholesale segment were 29.8% for the 27 weeks ended May 31, 2008 as compared to 21.9% for the 26 weeks ended May 26, 2007. Excluding the effects of the invoicing change described above, gross margins for the second quarter of 2008 would have been 24.8%, a 2.9 percentage point increase over 2007. This increase is primarily due to an improved product mix associated with increased imported products which carry a higher margin and the significant wind down costs incurred in 2007 related to the closing of the Bassett plant.

Retail Segment

Bassett’s 31 corporate stores continue to make progress despite difficult conditions at retail with sales of $24.6 million in the second quarter of 2008 as compared to $21.9 million in the second quarter of 2007. These sales increases have primarily resulted from the five additional Company-owned stores acquired during 2007 and a slight increase in comparable store sales (sales for stores open for longer than one year). Gross margins for the quarter increased 2.6 percentage points due to improved pricing and promotional strategies, partially offset by lower margins in the upstate New York market due to the closing of the Henrietta store during the second quarter. The Company’s retail segment reduced its total operating losses by $0.4 million, a 14% decrease. For its 25 comparable corporate stores, the Company reduced its operating losses by approximately 27% in the second quarter of 2008 as compared to the second quarter of 2007. The Company believes that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to further improvement in retail operating results.

Net sales for the 27 weeks ended May 31, 2008 were $50.5 million as compared to $43.1 million for the 26 weeks ended May 26, 2007. These sales increases have primarily resulted from the additional Company owned stores and a slight increase in comparable store sales (sales for stores open for longer than one year). Gross margins for the 2008 period increased 3.3 percentage points due to improved pricing and promotional strategies, partially offset by lower margins in the upstate New York market due to the closing of the Henrietta store during the second quarter of 2008. The Company’s retail segment reduced its total operating losses by $0.7 million, a 14% decrease. For its 25 comparable corporate stores, the Company reduced its operating losses by approximately 34% in the 27 weeks ended May 31, 2008 as compared to the 26 weeks ended May 26, 2007.

Other Income

Other income for the quarter and 27 week period ended May 31, 2008 was $0.1 million and $0.3 million as compared to $2.8 million and $3.7 million for the quarter and 26 week period ended May 26, 2007, respectively. These decreases were primarily due to market losses of approximately 1% for the Company’s Alternative Asset Fund in 2008 as compared to income of approximately 5% on these investments in 2007.

Balance Sheet and Cash Flow

Net accounts receivable increased $4.3 million during the 27 week period ended May 31, 2008, due primarily to the slower pace of collections from certain store licensees related primarily to the overall retail environment. The Company continually assesses its levels of bad debt reserves and recorded $2.0 million in provision for losses on accounts receivable in 2008. Although the Company believes it has adequate reserves for bad debts, it will continue to work with its licensees to help limit bad debt exposure. The Company expects nine to ten underperforming stores to close during the remainder of 2008.

The Company used $10.8 million of cash in operating activities during the 27 weeks ended May 31, 2008 primarily due to the continued difficult environment at retail as well as increased cash requirements to fund the January new product rollout. Representing one of the most extensive redesigns and rollouts in the Company’s recent history, the new product has been well-received at retail and should help to fuel future sales growth. Due to the lead time to source the majority of the new product, inventory and accounts payable balances were unusually high at the end of fiscal 2007. The Company’s inventory levels peaked in January and began returning to more normalized levels during the second quarter. Management believes that the inventory levels as of May 31, 2008 represent a sustainable and more normalized level. The Company’s accounts payable balance was reduced by $7.9 million during the 27 week period and has returned to a more normalized level. The Company also funded $5.0 million in dividends and repurchased $2.2 million of common stock under the previously announced $20 million share repurchase plan. These cash requirements were primarily funded through $11.3 million of net investment sales and $6.0 million in additional borrowings on the revolving credit facility.

In the fourth quarter of 2007, the Company announced the acquisition of the operations of two stores in the Charleston, South Carolina area from a former licensee and that it had begun the process of acquiring the land and buildings of those stores. During the quarter ended March 1, 2008, the Company completed the acquisition of the land and building for $6.8 million. The Company funded the acquisition through additional real estate debt of $5.0 million and the use of preexisting accounts receivable from the former licensee.

Special Dividend and Status of Investment Redemptions

Subsequent to May 31, 2008, the Company announced that its Board of Directors had approved the first installment of $0.75 per share to be paid as part of the $1.25 special dividend announced in April. Accordingly, $0.75 per share will be paid to shareholders of record as of July 16, 2008 with a payment date of August 1, 2008. The Company received $12.0 million in June from the liquidation of a position in the Alternative Asset Fund which will be used to fund the August dividend payment along with additional repurchases of common stock under the Company’s share repurchase plan. The second installment of $0.50 per share is expected to be paid in October 2008 as further proceeds from liquidating additional portions of the Company’s investment portfolio are received.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 125 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of Bassett’s non-operating assets to cash; economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission; and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 31, 2008		13 Weeks Ended May 26, 2007		27 Weeks Ended May 31, 2008		26 Weeks Ended May 26, 2007
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$74,862	100.0%	$75,432	100.0%	$156,460	100.0%	$148,852	100.0%
Cost of sales	45,344	60.6%	51,486	68.3%	94,316	60.3%	102,595	68.9%

Gross profit	29,518	39.4%	23,946	31.7%	62,144	39.7%	46,257	31.1%

Selling, general and administrative	26,959	36.0%	26,058	34.5%	54,565	34.9%	51,882	34.9%
Wholesale delivery expenses	4,084	5.5%	—	0.0%	8,693	5.6%	—	0.0%
Proxy defense costs	1,418	1.9%	—	0.0%	1,418	0.9%	—	0.0%
Restructuring, asset impairment charges and unusual gains, net	(958)	-1.3%	1,935	2.6%	(958)	-0.6%	5,544	3.7%
Lease exit costs	—	0.0%	1,934	2.6%	—	0.0%	1,934	1.3%

Loss from operations	(1,985)	-2.7%	(5,981)	-7.9%	(1,574)	-1.0%	(13,103)	-8.8%
Other income, net	97	0.1%	2,782	3.7%	284	0.2%	3,692	2.5%

Loss before income taxes	(1,888)	-2.5%	(3,199)	-4.2%	(1,290)	-0.8%	(9,411)	-6.3%
Income tax benefit	1,497	2.0%	779	1.0%	1,416	0.9%	2,804	1.9%

Net income (loss)	$(391)	-0.5%	$(2,420)	-3.2%	$126	0.1%	$(6,607)	-4.4%

Basic earnings (loss) per share:	$(0.03)		$(0.20)		$0.01		$(0.56)

Diluted earnings (loss) per share:	$(0.03)		$(0.20)		$0.01		$(0.56)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	May 31, 2008	November 24, 2007
	unaudited
Assets

Current assets
Cash and cash equivalents	$6,280	$3,538
Accounts receivable, net	42,930	38,612
Inventories	45,341	50,550
Deferred income taxes	7,058	6,001
Other current assets	12,127	12,421

Total current assets	113,736	111,122

Property and equipment, net	56,982	53,225

Investments	63,723	76,924
Retail real estate	30,448	31,207
Notes receivable, net	14,541	14,128
Deferred income taxes	11,247	9,902
Other	12,037	14,195

	131,996	146,356

Total assets	$302,714	$310,703

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$18,233	$26,104
Customer deposits	9,021	8,894
Other accrued liabilities	19,968	21,596

Total current liabilities	47,222	56,594

Long-term liabilities
Post employment benefit obligations	14,289	14,493
Long-term revolving debt	16,000	10,000
Real estate notes payable	21,757	18,850
Distributions in excess of affiliate earnings	12,629	12,244
Other long-term liabilities	5,040	3,670

	69,715	59,257

Commitments and Contingencies

Stockholders’ equity

Common stock	58,192	59,033
Retained earnings	126,119	131,725
Additional paid-in-capital	1,019	2,180
Accumulated other comprehensive income	447	1,914

Total stockholders’ equity	185,777	194,852

Total liabilities and stockholders’ equity	$302,714	$310,703

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	27 Weeks Ended May 31, 2008	26 Weeks Ended May 26, 2007
Operating activities:
Net income (loss)	$126	$(6,607)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,949	4,779
Equity in undistributed income of investments and unconsolidated affiliated companies	(1,628)	(5,027)
Provision for restructuring, asset impairment charges and unusual gains, net	(958)	5,544
Impairment of retail real estate	352	—
Provision for lease exit costs	—	1,934
Income from investments	(1,007)	(1,496)
Provision for losses on accounts and notes receivable	2,036	1,388
Deferred income taxes	(650)	(724)
Other, net	8	122
Changes in operating assets and liabilities
Accounts receivable	(7,307)	(7,853)
Inventories	5,209	7,002
Other current assets	68	(3,574)
Accounts payable and accrued liabilities	(11,019)	3,028

Net cash used in operating activities	(10,821)	(1,484)

Investing activities:
Purchases of property and equipment	(1,205)	(844)
Purchases of retail real estate	(497)	—
Proceeds from sales of property and equipment	2,184	1,069
Acquisition of Charleston stores, net	(216)	—
Proceeds from sales of investments	14,196	11,042
Purchases of investments	(2,872)	(6,987)
Dividends from an affiliate	2,811	2,811
Net cash received on licensee notes	512	699
Other, net	167	(48)

Net cash provided by investing activities	15,080	7,742

Financing activities:
Borrowings under revolving credit facility	6,000	1,000
Repayments of long-term debt	—	(770)
Repayments of real estate notes payable	(381)	(334)
Issuance of common stock	85	348
Repurchases of common stock	(2,231)	(476)
Cash dividends	(4,990)	(4,730)

Net cash used in financing activities	(1,517)	(4,962)

Change in cash and cash equivalents	2,742	1,296
Cash and cash equivalents - beginning of year	3,538	6,051

Cash and cash equivalents - end of quarter	$6,280	$7,347

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended May 31, 2008	13 Weeks Ended May 26, 2007	27 Weeks Ended May 31, 2008	26 Weeks Ended May 26, 2007

Net Sales
Wholesale	$61,991	$63,388	$131,299	$125,734
Retail	24,597	21,909	50,525	43,092
Inter-company elimination	(11,726)	(9,865)	(25,364)	(19,974)

Consolidated	$74,862	$75,432	$156,460	$148,852

Operating Income (loss)
Wholesale	$670	$377	$3,553	$(783)
Retail	(2,354)	(2,749)	(4,411)	(5,125)
Inter-company elimination	159	260	(256)	283
Proxy defense costs	(1,418)	—	(1,418)	—
Restructuring, asset impairment charges and unusual gains, net	958	(1,935)	958	(5,544)
Lease exit costs	—	(1,934)	—	(1,934)

Consolidated	$(1,985)	$(5,981)	$(1,574)	$(13,103)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended May 31, 2008	Per Share	13 Weeks Ended May 26, 2007	Per Share	27 Weeks Ended May 31, 2008	Per Share	26 Weeks Ended May 26, 2007	Per Share

Net income (loss) as reported	$(391)	$(0.03)	$(2,420)	$(0.20)	$126	$0.01	$(6,607)	$(0.56)
Proxy defense costs	865	0.07	—	—	865	0.07	—	—
Restructuring, asset impairment charges and unusual gains, net	(584)	(0.05)	1,180	0.10	(584)	(0.05)	3,382	0.29
Lease exit costs	—		1,180	0.10	—		1,180	0.10

Net income (loss) as adjusted	$(110)	$(0.01)	$(60)	$—	$407	$0.03	$(2,045)	$(0.17)

Adjustments to net income (loss) are net of income taxes at a 39% effective tax rate

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.